Exhibit 23.1

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 10, 2026, with respect to the consolidated financial statements of Commercial Vehicle Group, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Detroit, Michigan
June 4, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.